Antares Pharma, Inc.
250 Phillips Boulevard, Suite 290
Ewing, NJ 08618

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Antares Pharma Announces Agreement to Raise

$15 Million in a Private Placement

Ewing, NJ, June 29, 2007 – Antares Pharma (AMEX: AIS), announced that it has entered into definitive purchase agreements for a $15 million gross private placement of newly issued shares of common stock and the concurrent issuance of warrants for the purchase of additional shares of common stock to institutional and other accredited investors. The financing is expected to close after receipt of AMEX approval.

The Company intends to use net proceeds from the financing for the Phase III clinical study of ANTUROL™, continuing the advancement of new products in the pipeline and for working capital and general corporate purposes.

At closing, the Company will issue approximately 9.4 million shares of common stock at a price of $1.60 per share, together with warrants to purchase up to approximately 3.3 million additional shares of common stock at an exercise price of $2.00 per share. Oppenheimer & Co. Inc. acted as lead placement agent and Punk, Ziegel & Company and BMO Capital Markets Corp. acted as co-placement agents for the transaction.

The shares of common stock warrants to purchase common stock and the common stock underlying the warrants sold in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (“SEC”) or an applicable exemption from the registration requirements. The shares were offered and sold only to institutional and accredited investors. The Company has agreed to file a registration statement with the SEC covering resale of the common stock and shares of common stock to be issued upon exercise of the warrants issued in the private placement.

This news release is not an offer to sell or the solicitation of an offer to buy the shares of common stock of the Company.

About Antares Pharma

Antares Pharma is a specialized pharma product development company committed to improving pharmaceuticals through its patented drug delivery systems. Antares has three validated drug delivery platforms: the ATDTM Advanced Transdermal Delivery system, subcutaneous injection technology platforms including both VibexTM disposable mini-needle injection device and ValeoTM/Vision® reusable needle-free injection devices; and Easy TecTM oral fast-melt technology. Two of the platforms have generated FDA approved products. Antares Pharma leverages its multiple drug delivery platforms to add value to existing drugs and to create new pharmaceutical products and injectable devices. The Company’s products are engineered to improve safety and efficacy profiles by minimizing dosing and reducing side effects while enabling improved patient compliance. Antares Pharma has corporate headquarters in Ewing, New Jersey, with subsidiaries performing research, development, manufacturing and product commercialization activities in Minneapolis, Minnesota and Basel, Switzerland.

Safe Harbor Statement

This press release contains forward-looking statements, within the meaning of the "Safe Harbor" provisions of The Private Securities Litigation Reform Act of 1995, that involve significant risks and uncertainties, including those discussed in this release and others that can be found in the “Risk Factors” section of Antares’ Annual Report on Form 10-K for the year ended December 31, 2006 and in Antares’ periodic reports on Form 10-Q and Form 8-K. Antares is providing this information as of the date of this release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. No forward-looking statement can be guaranteed and actual events and results may differ materially from those projected. Forward-looking statements, including statements regarding the timing of product sales, market estimates and market potential provide Antares' current expectation or forecasts of future events. Antares' results could differ materially from those reflected in these forward-looking statements due to decisions of regulatory authorities, Antares' ability to execute on its development plans and general financial, economic, regulatory and political conditions affecting the pharmaceutical industry generally.

Contact:

Stephanie M. Baldwin, Investor Relations Manager

Robert Apple, CFO

609.359.3020

sbaldwin@antarespharma.com